Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
WebMD Health Corp.
2010 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2010
	Guidance Range

Revenue	$515.0	$535.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$158.0	$168.0

Interest, taxes, non-cash and other items (b)
Interest income	4.0	4.0
Interest expense	(13.0)	(12.0)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(33.0)	(31.0)
Loss on convertible notes	(14.7)	(14.7)
Loss on investments	(22.8)	(22.8)
Other expenses, net	(0.2)	(0.2)

Consolidated pre-tax income from continuing operations	48.3	63.3

Income tax provision	(11.0)	(17.0)

Consolidated income from continuing operations	$37.3	$46.3

Income from continuing operations per share
Basic	$0.65	$0.80

Diluted	$0.59	$0.73

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	57.0	57.0
Diluted	65.0	65.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations
Additional information regarding forecast for third quarter of 2010:
•	Revenue is forecasted to be in excess of $133 in quarter ending September 30, 2010, an increase in excess of 19% from last year.
Advertising revenue is expected to grow in excess of 24% over the prior year period.
•	Adjusted EBITDA as a percentage of revenue is forecasted to be in excess of 32% in quarter ending September 30, 2010.

•	Consolidated income from continuing operations as a percentage of revenue is forecasted to be in excess of 9% in quarter ending September 30, 2010.
Additional information regarding full year 2010 forecast:
•	Income tax rate is forecasted to be approximately 43% of pretax income for the third and fourth quarters of 2010.

•	The distribution of the annual revenue is expected to be approximately 83% public portal advertising and sponsorship and 17% private portal services.

•	Advertising revenue is expected to grow 23% to 29%, while private portals revenue is expected to decline 5%. Quarterly revenue distributions may vary from this annual estimate.
The above table reflects actual amounts through June 30, 2010 for “loss on convertible notes,” “loss on investments” and “other expenses” but does not reflect guidance for these items in any future quarter. We do not make projections for these items, although they may recur in future quarters.